Exhibit 99.12

RED MOUNTAIN FILES PRELIMINARY PROXY MATERIALS FOR ELECTION OF
TWO HIGHLY QUALIFIED INDIVIDUALS AT 2016 ANNUAL MEETING OF IROBOT

•	Red Mountain delivers letter to iRobot Chairman and CEO

•	Shareholder representation is needed on iRobot’s Board to hold management accountable and to maximize shareholder value

•
Red Mountain’s two highly qualified nominees, Willem Mesdag and Lawrence Peiros, would bring much needed oversight with respect to cost management, capital allocation, returns on invested capital and corporate governance

Los Angeles, CA, March 18, 2016 /Business Wire/ - Red Mountain Capital Partners LLC (“Red Mountain” or “we”), an investment management firm owning 6.1% of the outstanding shares of iRobot Corporation (“iRobot” or the “Company”) (Nasdaq: IRBT), today filed preliminary proxy materials with the Securities and Exchange Commission (“SEC”) available at www.sec.gov seeking the election of two highly qualified individuals to the Board of Directors of the Company (the “Board”) at the 2016 annual meeting of stockholders of iRobot. Red Mountain also delivered a letter, filed with the SEC and available at www.irobotproxycontest.com, to Colin Angle, CEO and Chairman of the Board, reiterating the need for shareholder representation in the boardroom.

“Throughout our nearly year-long engagement with iRobot, it has become clear that the Board will only take action in reaction to significant shareholder pressure. As such, we have nominated individuals who are highly qualified and would bring a much needed shareholder voice to the boardroom. Red Mountain has consistently called for improved Board oversight with respect to the Company’s allocation of capital, cost management, return on invested capital and corporate governance policies,” said Willem Mesdag, Managing Partner of Red Mountain.

“We are disappointed that the Board failed to accept a settlement offer that would have avoided a costly and distracting proxy contest. Larry and I are hopeful that we will be given an opportunity to work constructively and collaboratively with the Board as representatives of the Company’s shareholders to maximize shareholder value,” continued Mr. Mesdag.

Red Mountain’s preliminary proxy materials filed at www.sec.gov outline the urgent case for significant shareholder representation, including:

1.	Consistent underperformance of the Company’s share price prior to the introduction of Red Mountain’s proposed value enhancement plan in April 2015;

2.	Poor Board oversight of iRobot’s capital allocation and a lack of transparency in its financial reporting;

3.	The Board’s reactionary approach to implementing Red Mountain’s value enhancement plan and adopting corporate governance best practices; and

4.
The quality of Red Mountain’s nominees, Willem Mesdag and Lawrence Peiros, who have the experience and qualifications necessary to hold management accountable to maximize the value of the Company for all shareholders.

Shareholders who have questions about Red Mountain’s case for change are encouraged to visit www.irobotproxycontest.com or contact Richard Grubaugh at D.F. KING & CO. at 212-493-6950 or rgrubaugh@dfking.com

About Red Mountain Capital Partners LLC

Red Mountain was established in January 2005 by Willem Mesdag, a former partner at Goldman, Sachs & Co., to invest primarily in undervalued small cap companies and to enhance and realize shareholder value through active ownership. Red Mountain’s approach to such investments is to actively engage with management teams and boards of directors in a constructive manner to unlock value for the benefit of all shareholders.  Red Mountain partners have extensive experience and a successful track record of enhancing value at portfolio companies through a combination of refocusing strategy, improving operational execution, more efficiently allocating capital and upgrading corporate governance, and currently serve on the boards of five public companies in which Red Mountain’s managed funds have substantial ownership stakes.

Investor Contact:

D.F. KING & CO.
Richard Grubaugh, 212-493-6950
rgrubaugh@dfking.com

or visit www.irobotproxycontest.com

Media Contact:

Bayfield Strategy, Inc.
Riyaz Lalani, 416-907-9365
rlalani@bayfieldstrategy.com

SOURCE: Red Mountain Capital Partners LLC

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Red Mountain Partners, L.P., together with the other participants named herein (collectively, “Red Mountain”), has filed a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of two highly qualified director nominees at the 2016 annual meeting of stockholders of iRobot Corporation, a Delaware corporation (the “Company”).

RED MOUNTAIN STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THESE MATERIALS WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, D.F. KING & CO., INC., AT ITS TOLL-FREE NUMBER (866) 796-1271.

The participants in the proxy solicitation are Red Mountain Partners, L.P. (“RMP”), RMCP GP LLC (“RMCP GP”), Red Mountain Capital Partners LLC (“RMCP LLC”), Red Mountain Capital Management, Inc. (“RMCM”), Willem Mesdag and Lawrence S. Peiros.

As of the date hereof, RMP directly owns 1,782,500 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”). RMCP GP, as the general partner of RMP, may be deemed to beneficially own the 1,782,500 shares of Common Stock directly owned by RMP. RMCP LLC, as the managing member of RMCP GP, may be deemed to beneficially own the 1,782,500 shares of Common Stock directly owned by RMP. RMCM, as the managing member of RMCP LLC, may be deemed to beneficially own the 1,782,500 shares of Common Stock directly owned by RMP. Mr. Mesdag, as an executive officer and Managing Partner of RMCP LLC and the president, sole executive officer, sole director and sole shareholder of RMCM, may be deemed to beneficially own the 1,782,500 shares of Common Stock directly owned by RMP. As of the date hereof, Mr. Peiros directly owns 1,000 shares of Common Stock.